Exhibit 10.18
TECHNOLOGY LICENSE AND JOINT DEVELOPMENT AGREEMENT
This Technology License and Joint Development Agreement is made among Biomass North American Licensing, Inc. (herein called “BNAL”), Biomass North America, LLC (“Biomass North America”) and Anthony P. Noll (herein called “Noll” and collectively with Biomass North America, the “Licensors”), effective the  _____  day of July, 2008 (the “Effective Date”). The parties include any affiliate of a party; an “affiliate” is defined as the parent company of a party and any company that is controlled directly or indirectly by that party or its parent company through more than fifty percent (50%) ownership, provided such affiliate agrees to be bound by this agreement.
WHEREAS, Noll has filed those certain patent applications identified as United States Patent Application Serial Nos. 11/296,585 (Atty. Docket No. NOLT103), 11/296,586 (Atty. Docket No. NOLT102), and 10/713,557 (now abandoned) (Atty. Docket No. NOLT101) copies of which are attached hereto as Exhibit A (the “Noll Patents”) for the use of a pressurized steam vessel operating under lower temperature and pressure conditions as described in the Noll Patents and the Biomass Patent (as defined herein) (the “Technology”) to separate and clean municipal solid waste where the cellulosic material derived from the process is used to produce ethanol and other bio-fuels.
WHEREAS, Noll has filed that certain patent application identified as United States Patent Application Serial No. 11/355,632 (Atty. Docket No. NOLT104), a copy of which is attached hereto as Exhibit B, and subsequently licensed such patent to Biomass North America, LLC. (the “Biomass Patent” and together with the Noll Patents, the “Technology Patents”) to use the Technology for a broad range of uses including the production of energy products; and
WHEREAS, BNAL desires to obtain an exclusive license to use the Technology in North America.
NOW THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained hereinafter, the parties agree as follows:
1.	LICENSE TO PRODUCE ETHANOL AND OTHER BIOFUELS.
(a)
Licensors hereby grant to BNAL an exclusive license in North America (as defined herein) to use the Technology as described in the Technology Patents and any modifications, extensions or improvements to the Technology Patents subject to the further conditions set forth in this Agreement. “North America” shall include the United States and Canada. No other person, including the Licensors, shall be entitled to use the Technology for the purposes licensed to BNAL hereunder in North America during the term of this Agreement. The License shall include all know-how, data, designs, and other information developed by Licensors in connection with the Technology, now existing or developed at any time during this Agreement.

(b)	Consideration: In consideration therefore, upon signing this agreement BNAL shall pay Licensors $1.00 U.S.

(c)
Royalty: In addition to the above consideration, BNAL shall pay Licensors a Royalty equal to $1.00 for each dry ton of biomass produced using the Technology where the biomass is used for the production of energy products. BNAL shall not be required to pay a royalty if the biomass produced using the Technology is used for research or testing purposes. Within thirty days prior to the first use of the Technology by BNAL whereby a royalty shall be generated, BNAL and Licensors shall agree in writing as to a commercially reasonable method for determining the amount of biomass derived using the Technology; provided that if at such time the parties have not made such determination, either party may submit the matter to arbitration in accordance with Paragraph 16 of this Agreement and the determination of the arbitrator in such matter shall be final and binding on all parties hereto. BNAL shall retain all records relating to the use of the Technology for the production of biomass for a period of three years. Licensors shall be entitled to inspect such records at BNAL’s offices during regular office hours at any time during the term of this Agreement after five days written notice. If Licensors’ examination reveals a discrepancy of ten percent or more on any payments owed Licensors hereunder and such amount is agreed by the parties to be correct or ultimately determined to be correct by other means, BNAL shall be required to pay Licensors the costs of any examination or proceedings necessary to discover and collect such discrepancy.

The Royalty payable hereunder shall be payable quarterly (based on calendar quarters) and shall be due and owing within thirty days after the end of each such quarter during the term of this Agreement. The amount due hereunder may be paid in cash or stock, which shall be determined by Licensors in their sole discretion. If Licensors desire to be paid in cash, Licensors shall so notify BNAL in writing at least ten days prior to the end of the quarter in which payment is due. If no such notice is received, payment shall be in the form of Common Stock, $0.001 par value per share of BNAL, provided that at such time such Common Stock is publicly tradable on a recognized exchange, quotation system or over the counter market. The value of such stock for determining the amount due Licensors shall be the price obtained by the average daily closing price for shares of such stock on the five days preceding the end of the applicable quarter for which payment is due. If on the last day of the quarter for which any payment hereunder is due, BNAL’s Common Stock is not publicly tradable on a recognized exchange, quotation system or over the counter market, BNAL shall be required to make payment for that quarter in cash.

(d)
Enhancements. Each party shall own any and all improvements to the Technology made at its expense and costs, however, each party agrees to license to the other party any enhancements it makes to the Technology. (Such enhancements created by Licensors shall be subject to the terms of this Agreement.) Such enhancements shall be delivered promptly upon their development.

(e)
Term and Termination. This Agreement shall be for the later of a term of twenty one years from the date hereof or the date of expiration of the Technology Patents, including any extensions, modifications or amendments thereto, unless terminated sooner by a party. Either BNAL or Licensors, as the case may be, may terminate this Agreement upon breach by the other party of any covenant or representation or warranty in this Agreement by providing sixty days notice if the breaching party fails to cure such breach in the sixty day period after notice. Licensors may terminate this agreement in the event of the insolvency, bankruptcy, or dissolution of BNAL; BNAL’s failure or inability to commence construction of the Commercial Development within 2 years from the date hereof; or BNAL’s abandonment of any reasonable efforts to exploit the Technology.

2. JOINT DEVELOPMENT. Prior to the date of this Agreement, Noll and/or Biomass North America commenced discussions with Duke Energy, Inc. relating to a project whereby the Technology would be used to generate combustible biomass for the production of electricity on a commercial scale (the “Commercial Development”). To date no site has been selected for the Commercial Development, however a site owned and operated by an affiliate of Biomass North America located in Chicago, Illinois at                      (the “Proposed Site”) is currently being considered as the location for such. Licensors agree to provide BNAL with any and all contacts, data, correspondence or other information relating to the Commercial Development and work together with BNAL to complete the Commercial Development consistent with the terms of this Agreement.
3. ENGINEERING SUPPORT/DEVELOPMENT PROCESS/EXTENSIONS. The parties acknowledge and understand that the commercialization of the Technology is risky and they will encounter unforeseen obstacles. The description of the projected development of the Technology in this Agreement is based on BNAL’s current engineering plans. If at any time, BNAL is in good faith working to meet its obligations hereunder, but is unable to do so because of delays in engineering, permitting, obtaining governmental approvals, construction or financing, and at such time is using commercially reasonable efforts to resolve such issues, then BNAL may extend its time for complying with its obligation to commence the Commercial Development and release from the escrow the 4,000,000 shares by an additional 180 days by issuing to Licensors an additional 100,000 shares of BNAL Common Stock, provided BNAL may do so only once during the term of this Agreement.

In order to complete the development of the Technology, Noll will be required to provide engineering support to BNAL, for the Technology, including meeting with BNAL’s engineers, traveling to Golden, Colorado to assist BNAL in producing biomass, providing any and all current or future test results, engineering data, designs, chemical analyses and other information relating to the Technology requested by BNAL or its engineers. Upon execution of this Agreement, Noll shall provide any such information in his possession to BNAL. BNAL will pay the reasonable costs associated therewith, including the travel, meals and lodging. In addition, to further assist in the foregoing, upon obtaining the financing necessary to construct the Commercial Development, Noll shall become a Consultant of BNAL for the remainder of the term of this Agreement subject to BNAL’s payment of compensation acceptable to Noll. Noll and the BNAL shall enter into a Consulting Agreement, satisfactory to both parties, whereby Noll will be required to devote his full time consulting efforts to advise BNAL on the construction and operation of the Commercial Development and any future construction and operation of plants undertaken by BNAL and BNAL shall pay Noll compensation for such services acceptable to Noll.
4. EXCLUSIVITY. Licensors agree that during the term of this Agreement, Licensors will not grant to any third party any licenses to use the Technology, or any portion thereof anywhere in North America; provided that if BNAL shall fail to commence construction of the Commercial Development or otherwise cause the shares held in escrow for Licensors to be released within eighteen months (subject to the 180 day extension for performance as set forth in paragraph 3 above), then the license granted hereunder shall become non-exclusive, provided all other terms shall continue to apply. Notwithstanding anything in this Agreement to the contrary, the parties agree that Biomass North America shall have an exclusive right of first refusal to provide waste hauling and plant management services to CBT for any project using the Technology that is initiated within 100 miles from the City of Chicago, Illinois (the “Reserved Operating Area”), provided such services are offered to CBT on commercially reasonable terms. CBT shall be required to notify Biomass North America in writing at least thirty days prior to the time that it intends to solicit any request or enter into any contract for waste hauling or plant management services in the Reserved Operating Area. If within the thirty days following such notice, Biomass North America indicates in writing that it is capable and desires to perform all or part of such services and submits a written agreement to do so at commercially reasonable rates and on commercially reasonable terms given the then-existing market conditions in Chicago, Illinois, CBT shall be required to accept such agreements, provided that Biomass North America performs the services set forth therein in accordance with the terms of such agreements.
5. WARRANTIES . Except as set forth on Schedule 5 hereto, Licensors own all rights in and to the Technology for the purposes set forth in this Agreement, free of any liens, claims, encumbrances or other restrictions that would impair BNAL’s rights under this Agreement. To the best of Licensors’ knowledge, the Technology does not infringe the intellectual property rights of any third party. Licensors represent and warrant that as of the effective date of this Agreement they have received no notice that the Technology infringes any patent, copyright, trade secret or other intellectual property right (collectively “Intellectual Property Rights”) of any third party. Licensors have full power and authority to grant BNAL the license set forth herein and has obtained the consent of any and all parties required to enter into this Agreement. Licensors will immediately advise BNAL of any such notice received in the future as it applies to Technology.

6. PATENT PROSECUTION. Licensors shall be responsible for all costs associated with pursuing the Technology Patents or prosecuting any parties infringing on the Technology. Licensor shall provide BNAL copies of all correspondence from and to the United Sates Patent Office, or any other correspondence relating to the Technology Patents, to BNAL within three business days of receipt by Licensors. Licensors shall use all commercially reasonable efforts to obtain a grant of the patent set forth in the Technology Patents from the United States Patent and Trademark Office. If Licensors fail to diligently prosecute the Technology Patents or to prevent infringement on the Technology Patents, BNAL may do so at its cost and expense after providing Licensors thirty days written notice of its intent to do so and failure of Licensors to comply with its obligations under this Section. If BNAL incurs expenses prosecuting or protecting the Technology Patents after such notice, such expenses shall be deducted from future payments due Licensors hereunder in an amount equal to the expenses incurred by BNAL.
7. CONFIDENTIAL INFORMATION. The parties will keep confidential any information provided to it by the other party that is proprietary to the other party and marked confidential; provided such information shall not be considered proprietary once it is in the public domain by no fault of the other party. Such confidentiality will be maintained by the other party with the same care that such party would use for its own confidential information, but in any event with reasonable care.
8. COMPLETE AGREEMENT. This is a complete agreement binding upon the parties, their heirs, successors and assigns. It may only be modified in writing signed by officers of both parties. The execution of this Agreement shall not invalidate or make void that certain Confidentiality Agreement between the parties dated as of                     , which shall stay in effect and apply to the parties during the term of this Agreement.
9. GOVERNING LAW. This Agreement shall be governed by the laws of the State of Missouri, excluding its choice-of-law provisions.
10. PUBLIC STATEMENTS. The parties agree immediately to publish a joint press release stating that Licensee has licensed the Technology. Further, either party is free to file with the SEC any document required to be filed there on advice of counsel (redacted in a form advised by counsel). Other public statements and press releases related to this licensing agreement are subject to approval in advance by both parties; neither party shall use the name of the other party without advance approval.
11. INDEPENDENT CONTRACTORS. The parties are independent contractors, and nothing herein shall be deemed to create any agency, joint venture or partnership relationship between them. Neither party shall have the right to bind the other to any obligation, nor have the right to incur any liability on behalf of the other.
12. FORCE MAJEURE. Neither party shall be liable to the other for delay or failure to perform if and to the extent such delay or failure to perform is due to causes beyond the reasonable control of the party affected within the two year limit on the commencement of construction of the Commercial Development.

13. ASSIGNMENT. Neither party shall assign this Agreement or its rights hereunder without the prior written consent of the other party, except to an affiliate of that party, which consent shall not be unreasonably withheld, conditioned or delayed, except that if BNAL desires to assign this agreement to an entity purchasing substantially all of its assets and the business of BNAL will continue to operate after such acquisition, BNAL shall be entitled to assign its rights under this Agreement without the consent of Licensors, if at the time of such acquisition all shares issuable to Licensors hereunder have been released to Licensors from escrow.
14. NON-WAIVER. No course of dealing or failure of either party to enforce strictly any term, right, obligation or provision of this Agreement shall be construed as a waiver of such provision.
15. SEVERABILITY. If any provision of this Agreement shall be held invalid or unenforceable, such provision shall be deemed deleted from the Agreement and replaced by a valid and enforceable provision that achieves, as much as possible, the same purpose, and the remaining provisions of the Agreement shall continue in full force and effect.
16. ARBITRATION. ANY DISPUTES ARISING UNDER THIS AGREEMENT SHALL BE SUBJECT TO ARBITRATION CONDUCTED PURSUANT TO THE RULES OF THE AMERICAN ARBITRATION ASSOCIATION. ANY SUCH ARBITRATION SHALL BE HELD IN ST. LOUIS, MISSOURI. THE PARTIES HERETO SUBMIT TO EXCLUSIVE JURISDICTION IN ST. LOUIS, MISSOURI. THE DECISION OF THE ARBITRATODR SHALL BE FINAL AND SHALL BE ENFORCEABLE IN ANY COURT HAVING JURISDICTION OVER THE PARTY AGAINST WHOM ENFORCEMENT IS SOUGHT.
IN WITNESS WHEREOF, the parties have executed this Agreement as of the date written above.
THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION ENFORCEABLE AGAINST THE PARTIES.

BIOMASS NORTH AMERICA LICENSING, INC.		BIOMASS NORTH AMERICA, LLC

By:		By:

	Anthony Noll, President		Brian Boomsma — Manager

By:

	Anthony P. Noll — individually		Anthony P. Noll — Manager
Version.8.6.08

EXHIBIT A — NOLL PATENTS

EXHIBIT B — BIOMASS PATENT

Warranty Exceptions
The following information is based on the information and belief of Anthony Pius Noll and is true and accurate to the best of his present knowledge, information and belief:
1.
On 11 November 2005 Anthony P. Noll granted Dutch Energy, Inc. exclusive rights for all of North America for “Future Licensed Patents” (as amended by the First Amendment to Agreement to License Future Patents dated 1 September 2006).

2.	United States Patent Application Serial No. 11/296,585 entitled “BIOMASS ENERGY PRODUCT AND PROCESSING METHOD” was filed on 6 December 2005, naming Herbert A. Ligon and Anthony P. Noll as inventors.
3.	United States Patent Application Serial No. 11/296,586 entitled “SOIL AMENDMENT PRODUCT AND METHOD OF PROCESSING” was filed on 6 December 2006 naming Herbert A. Ligon and Anthony P. Noll as inventors.
4.
Both of the foregoing Application Nos. 11/296,585 and 11/296,586 were filed as continuation-in-part patent applications from a parent case which was United States Patent Application Serial No. 10/713,557, published 4 August 2005 under US2005/0166812 entitled “MSW PROCESSING VESSEL” naming as inventors Tony Noll, Herb Ligon and Scott Hicks. That application is now abandoned.

5.	United States Patent Application Serial No. 10/713,557 was assigned to Horizon Fuel and Financial Management, LLLP, together with any continuation-in-part patent applications based thereon.
6.
A partial one-third (1/3) right, title and interest to each of the foregoing Application Serial Nos. 10/713,557; 11/296,585 and 11/296,686 was assigned by Horizon Fuel and Financial Management LLLP on 26 April 2007 to Anthony P. Noll, together with the right to file, prosecute, enforce and maintain any and all of said applications. This Assignment was forwarded electronically for recording in the U.S. Patent and Trademark Office on 18 May 2007 and was recorded on that date.

7.
United States Patent Application Serial No. 11/355,632 entitled “ANGLED REACTION VESSEL”, was filed on 15 February 2006 naming Anthony P. Noll as inventor. That application has not been assigned to anyone by Anthony P. Noll.

8.	On 23 October 2006, Anthony P. Noll granted an exclusive license under United States Patent Application Serial No. 11/355,632 to BioMass Worldwide Ltd.
9.
On or about 1 September 2006, BioMass Worldwide Ltd. and Dutch Energy, Inc. granted to BioMass USA an exclusive license under United States Patent Application Serial No. 11/355,632 for the United States and Canada.

10.	On 5 June 2008, Dutch Energy terminated the license of United States Patent Application Serial No. 11/355,632 for the United States and Canada to BioMass USA.
11.	[On [ ] 2008 Noll terminated the license of United States Patent Application Serial No. 11/355,632 for the United States and Canada to BioMass USA.]
12.
Except as to Dutch Energy, Inc. Anthony P. Noll has not granted any assignment or license of any rights he holds in said United States Patent Application Serial Nos. 10/713,557 (now abandoned); 11/296,585, nor 11,296,586.

13.	[On [ ] 2008, Dutch Energy, Inc terminated the license detailed at point 1 above.]
14.
On 9 June 2008, Anthony P. Noll granted an exclusive license for North America and Canada of United States Patent Application Serial Nos. 11/355,632, 10/713,557 (now abandoned); 11/296,585, and 11,296,586 to Biomass North America, LLC.

15.
On [        ] 2008 Biomass North America, LLC granted exclusive license of United States Patent Application Serial Nos. 11/355,632, 10/713,557 (now abandoned); 11/296,585, and 11,296,586 to Biomass North America Licensing, Inc.

16.	On [ ] 2008, Anthony P. Noll and Biomass North America, LLC entered into a deed of termination to terminate the license listed at point 14 above.